Exhibit 99.1

FOR IMMEDIATE RELEASE

AMAG Pharmaceuticals Announces Financial Results for the Third Quarter and

Nine Months Ended September 30, 2012

•                  Year-over-year quarterly Feraheme® sales and provider demand growth continued

•                  Reduced operating expenses by 42% from the third quarter of 2011

•                  Updates financial guidance for 2012, raising Feraheme sales and lowering expense forecasts

LEXINGTON, MA (November 1, 2012) — AMAG Pharmaceuticals, Inc. (NASDAQ: AMAG), a specialty pharmaceutical company focused on the development and commercialization of Feraheme® (ferumoxytol) Injection for intravenous (IV) use to treat iron deficiency anemia (IDA), today reported unaudited consolidated financial results for the third quarter ended September 30, 2012.  The company ended the third quarter of 2012 with approximately $211 million of cash, cash equivalents and investments.

Business Update

•                  Total revenues for the third quarter of 2012 were $17.7 million, which included $16.2 of net U.S. Feraheme product revenues. As a result of actions taken earlier this year to improve the pricing dynamics for Feraheme, net revenue realized per gram of Feraheme increased in the third quarter of 2012 compared to the second quarter of 2012, reversing a historically downward trend.

•                  Feraheme provider demand(1) for the third quarter of 2012 was approximately 27,500 grams, an 11% increase over the third quarter of 2011, with growth continuing to outpace IV iron market growth. Feraheme gained share in the hematology and hospital segments, with demand in these segments growing at 8% and 34%, respectively, compared to the third quarter of 2011.

•                  The company reported positive data from the second phase III clinical trials of Feraheme for the treatment of iron deficiency anemia regardless of the underlying cause and plans to submit a supplemental new drug application to the U.S. Food and Drug Administration in the fourth quarter of 2012.

•                  International expansion efforts for ferumoxytol are progressing as planned. The first shipment of ferumoxytol to support European launch of Rienso®, the brand name of ferumoxytol in Europe, occurred in the third quarter.  Revenue from these sales has been deferred until the product has been sold to customers of Takeda Pharmaceuticals Company, Ltd., AMAG’s partner in the EU and Canada. Additionally, Feraheme was launched in Canada early in the fourth quarter, for which AMAG has received a $3 million milestone payment, and today, Rienso was launched in Europe. The first commercial sale of Rienso in Europe, which is expected shortly, triggers a $15 million milestone payment from Takeda.

“We are pleased to report the results of our strong third quarter performance. Our updated full-year 2012 financial guidance is a direct result of our renewed focus on Feraheme sales growth and aggressive operating expense management,” commented William Heiden, president and chief executive officer of AMAG. “While I am pleased with the growth achieved in our U.S. Feraheme business this year, I believe that we can do even better. Feraheme represents a tremendous opportunity for AMAG and I want to ensure that we unlock its full potential — by maximizing the number of adult IDA patients with chronic kidney disease who benefit from

Feraheme today, and broadening that to all IDA patients next year, should we gain regulatory approval of an expanded label.”

Heiden continued, “Additionally, we have extended the international reach of Feraheme/Rienso with launches in Canada and Europe, we remain on-track for our fourth quarter sNDA filing in the U.S. for our Feraheme label expansion and are making progress in our search to acquire additional commercial products.”

Third quarter and Nine Month 2012 Financial Results (unaudited)

Total revenues for the quarter ended September 30, 2012 were $17.7 million, as compared to $17.6 million for the third quarter of 2011.  For the nine months ended September 30, 2012, AMAG reported total revenues of $64.2 million, as compared to revenues of $46.3 million for the same period in 2011. The increase in total revenues for the nine-month period ended September 30, 2012 was due to increased physician demand for Feraheme and the recognition of a $15 million milestone payment from Takeda in 2012.

Net U.S. Feraheme product revenues for the third quarter of 2012 were $16.2 million and include approximately $2.1 million in revenues associated with changes in estimated Medicaid rebate and product returns reserves.  These reductions in estimated reserves reflect AMAG’s lower Medicaid claims and product returns than originally recorded since launch in 2009. For comparison, net U.S. Feraheme product revenues for the third quarter of 2011 were $15.6 million and included $3.0 million of revenues associated with a change in estimated Medicaid reserves.

Total cost of goods sold (COGS) for the quarter ended September 30, 2012 were $4.3 million, as compared to $2.7 million for the third quarter of 2011. Total COGS for the nine months ended September 30, 2012 were $10.2 million, as compared to $7.8 million for the same period in 2011. The increase in COGS for the nine months ended September 30, 2012 is primarily due to a $0.7 million increase in idle capacity charges and an additional $1.8 million in non-cash charges related to the closure of the company’s Cambridge, MA manufacturing facility.

Total operating expenses, excluding COGS, for the quarter ended September 30, 2012 were $18.0 million, as compared to $32.1 million for the third quarter of 2011. Total operating expenses, excluding COGS, for the nine months ended September 30, 2012 were $67.5 million, as compared to $98.8 million for the same period in 2011. The decreases in total operating expenses in the 2012 periods were due to decreased research and development costs associated with the company’s global IDA registration program and decreased selling, general and administrative expenses as the company realized the benefits of its streamlined cost structure.

For the quarter ended September 30, 2012, the company’s net loss decreased 76% to $4.0 million, or a loss of $0.19 per basic and diluted share, as compared to a net loss of $16.6 million, or a loss of $0.78 per basic and diluted share, for the third quarter of 2011. AMAG’s net loss for the nine months ended September 30, 2012 was $13.1 million, or a loss of $0.61 per basic and diluted share, as compared to a net loss of $58.5 million, or a loss of $2.76 per basic and diluted share for the same period in 2011.

Updated Annual 2012 Financial Guidance

The company is updating its 2012 full year financial guidance. AMAG now expects:

•                  Increased net Feraheme product revenue of $58 — $60 million, including the impact of changes in estimated reserves already recorded this year; and

•                  Reduced total operating expenses, excluding COGS, of $87 — $90 million.

AMAG confirms prior annual 2012 guidance for the following:

•                  COGS of approximately 20% — 24% of total product sales, which includes accelerated depreciation and idle capacity associated with the closure of the company’s manufacturing facility;

•                  Cash milestones totaling $33 million associated with regulatory approvals and commercial launches in the EU and Canada, $18 million of which have already been received; and

•                  A 2012 year-end cash and investments balance of $225 — $230 million, not including the impact of a business development transaction.

Conference Call and Webcast Access

AMAG Pharmaceuticals, Inc. will host a conference call and webcast with slides today at 8:00 a.m. ET. To access the conference call via telephone, dial 877-412-6083 from the United States or 702-495-1202 for international access.  A telephone replay of the conference call will be available from approximately 12:00 p.m. ET on November 1, 2012 until midnight November 8, 2012.  To access the replay, dial 855-859-2056 from the United States or 404-537-3406 for international access. The passcode for the live call and the telephone replay is 37432497.

A live webcast of the conference call and accompanying slides will be accessible through the Investors section of the company’s website at www.amagpharma.com beginning today at 8:00 a.m. ET.  Following the conference call, the webcast replay will be available today at approximately 10:00 a.m. ET and will be archived on the AMAG Pharmaceuticals, Inc. website until midnight November 30, 2012.

About Feraheme

In the United States, Feraheme® (ferumoxytol) Injection for Intravenous (IV) use is indicated for the treatment of iron deficiency anemia in adult chronic kidney disease (CKD) patients. Feraheme received marketing approval from the U.S. Food and Drug Administration on June 30, 2009 and was commercially launched by AMAG in the U.S. shortly thereafter. Ferumoxytol received marketing approval in Canada in December 2011, in the European Union in June 2012, and in Switzerland in August 2012. For additional product information, please visit www.feraheme.com.

About AMAG Pharmaceuticals, Inc.

AMAG Pharmaceuticals, Inc. (NASDAQ: AMAG), a specialty pharmaceutical company focused on the development and commercialization of an intravenous iron to treat iron deficiency anemia (IDA). For additional company information, please visit www.amagpharma.com.

AMAG Pharmaceuticals and Feraheme are registered trademarks of AMAG Pharmaceuticals, Inc.

Rienso is a registered trademark of Takeda Pharmaceutical Company, Ltd.

(1)IMS Health Data (in grams) through the period ending September 30, 2012.

AMAG Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(unaudited, amounts in thousands, except for per share data)

	Three Months Ended Sept 30,		Nine Months Ended Sept 30,
	2012	2011	2012	2011
Revenues:
Product sales, net	$16,176	$15,802	$44,304	$39,905
License fee, collaboration and royalty revenues	1,566	1,753	19,930	6,437
Total revenues	17,742	17,555	64,234	46,342

Operating costs and expenses (1):
Cost of product sales	4,323	2,669	10,193	7,792
Research and development expenses	5,260	14,894	25,393	45,155
Selling, general and administrative expenses	12,160	17,230	40,442	53,690
Restructuring expense	562	—	1,620	—
Total operating costs and expenses	22,305	34,793	77,648	106,637

Operating income (loss)	(4,563)	(17,238)	(13,414)	(60,295)

Interest and dividend income, net	295	378	1,026	1,390
Other income (expense)	2	14	(1,469)	(194)
Net income (loss) before income taxes	(4,266)	(16,846)	(13,857)	(59,099)
Income tax benefit	299	215	793	611

Net income (loss)	$(3,967)	$(16,631)	$(13,064)	$(58,488)

Net income (loss) per share - basic and diluted	$(0.19)	$(0.78)	$(0.61)	$(2.76)
Weighted average shares outstanding used to compute net loss per share:
Basic and diluted	21,403	21,194	21,374	21,169

(1) Stock-based compensation included in operating costs and expenses:
Cost of product sales	$52	$131	$198	$483
Research and development	473	84	1,420	1,365
Selling, general and administrative	1,525	1,487	3,694	6,950

AMAG Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(unaudited, amounts in thousands)

	September 30, 2012	December 31, 2011
Cash and cash equivalents	$42,900	$63,474
Short-term investments	167,943	148,703
Accounts receivable	7,363	5,932
Inventories	12,227	15,206
Receivable from collaboration	777	428
Assets held for sale	2,300	—
Other current assets	7,627	6,288
Total current assets	241,137	240,031

Net property, plant & equipment	3,411	9,206
Long-term investments	—	17,527
Other assets	460	460

Total assets	$245,008	$267,224

Accounts payable	$3,620	$3,732
Accrued expenses and other short-term liabilities	16,674	28,916
Deferred revenues	7,250	6,346
Total current liabilities	27,544	38,994

Deferred revenues	40,624	45,196
Other long-term liabilities	2,136	2,438
Total long-term liabilities	42,760	47,634

Total stockholders’ equity	174,704	180,596

Total liabilities and stockholders’ equity	$245,008	$267,224

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein which do not describe historical facts, including but not limited to, our belief that “we can do better,” our expectation to submit a supplemental new drug application to the U.S. Food and Drug Administration by the end of 2012, our progress in our search to acquire additional products and our expected financial results for the 2012 fiscal year, are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements.

Such risks and uncertainties include: (1) uncertainties regarding our and Takeda’s ability to successfully compete in the intravenous iron replacement market both in the U.S. and outside the U.S., (2) uncertainties regarding our ability to successfully and timely complete our clinical development programs and obtain regulatory approval for Feraheme in the broader IDA indication and in territories outside of the U.S., including the European Union, (3) the possibility that significant safety or drug interaction problems could arise with respect to Feraheme, (4) uncertainties regarding the ability to manufacture Feraheme, (5) uncertainties relating to our patents and proprietary rights, (6) uncertainty regarding our ability to acquire additional products for our portfolio, and (7) other risks identified in our Securities and Exchange Commission filings, including our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012. We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made.

We disclaim any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

AMAG Pharmaceuticals, Inc. Contacts
Amy Sullivan, 617-498-3303